Exhibit 99.1

NEWS RELEASE 2901 Butterfield Road Oak Brook, Ill. 60523 www.inlanddiversified.com

Date:        February 19, 2013
Contact:    Joel Cunningham, Inland Marketing & Communications, Inc.
(630) 586-4897 cunninghamj@inlandgroup.com

Inland Diversified Real Estate Trust, Inc. Board of Directors
To Meet with Investment Bankers as Part of Strategic Plan

Oak Brook, Ill. - In keeping with its strategic plan, Inland Diversified Real Estate Trust, Inc. (“Inland Diversified”) completed its primary capital raise in August, 2012 and fully invested all of its collected capital by year end.  The next step in the plan is for the Board of Directors to meet with investment bankers to discuss creating a liquidity event for its stockholders.  Accordingly, a series of Board meetings have been scheduled with investment bankers over the next sixty days.

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About Inland Diversified Real Estate Trust, Inc.
Inland Diversified Real Estate Trust, Inc. is a public, non-listed real estate investment trust that owns a diversified portfolio of commercial real estate assets in various property categories, including: grocery-anchored shopping centers, necessity-based retail assets, single-tenant office and multi-family assets. As of September 30, 2012, the company owned approximately 9.5 million square feet of commercial real estate, as well as 444 multi-family units, in 27 states, with a portfolio of approximately $1.8 billion in assets. For additional information, please refer to www.inlanddiversified.com.